 Exhibit 1.1

Free translation from French

DASSAULT SYSTEMES

Corporation with registered capital of 115,140,688 euros

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REGISTERED OFFICE

9, quai Marcel Dassault

92150 Suresnes

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BY-LAWS

As of June 14, 2006

Nanterre Commercial Register N°322 306 440

TITLE I

FORM - PURPOSE - NAME - PRINCIPAL OFFICE - DURATION

Article 1

Corporate Form

The Company, in the form of a corporation ("société anonyme"), is governed by applicable legislative and regulatory provisions, notably the provisions of Book II of the commercial code ("Code de commerce").

Article 2

Purpose

The purpose of the Company, in France as well as abroad, shall be as follows:

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to develop, produce, market, purchase, sell, rent and provide after-sale service of computer hardware and/or software,

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to supply and sell services to users specifically in the area of training, demonstration, methodology, display and utilization, and

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to supply and sell computer resources, together or separate from software or service in the areas of computer-aided manufacturing and design, management of the lifecycle of products, collaborative work, technical data bases, management of manufacturing processes, and software development tools as well as in research and development in these areas.

The purpose of the Company shall also be:

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to create, acquire, rent, management-lease any business, rent out, install, and operate any establishments,

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to acquire, operate or transfer any industrial or intellectual property rights and any know-how in the computer field, and

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more generally, to participate in any business or company formed or to be formed, and conduct any legal, economic, financial, industrial, civil and commercial, moveable or fixed transactions, directly or indirectly, all or in part relating to the above purpose or to any other similar or related purposes.

Article 3

Name

The name of the Company is:  DASSAULT SYSTEMES

In all instruments and documents issued by the Company and intended for third parties, specifically letters, invoices, advertisements and sundry publications, the name of the Company must be legibly and immediately preceded or followed by the words "Société Anonyme" or the initials S.A. and must include the stated registered capital and the Company's location and registration number in the Commercial Register.

Article 4

Principal Office

The Company's principal office is at:

9, quai Marcel Dassault, 92150 Suresnes

The principal office may be transferred to any location within the same département (administrative area) or in a bordering département, by simple decision of the Board of Directors, subject to confirmation of such decision by the next ordinary shareholders meeting and anywhere else by virtue of a decision of an extraordinary shareholders meeting, subject to the provisions of laws currently in force.  At the time of a transfer decided upon by the Board of Directors, the Board is authorized to modify the bylaws ("statuts") as necessary.

The Board of Directors shall have the authority to form agencies, offices and branches anywhere that it deems useful as well as to eliminate them.

Article 5

Duration

The duration of the Corporation is set to expire 99 years from August 4, 1981, the date of its registration in the Commercial Register, except in the event of extension or earlier dissolution.

TITLE II

REGISTERED SHARE CAPITAL

Article 6

Registered Share Capital

The registered share capital is 115,140,688 euros (one fifteen million one hundred forty thousand six hundred eighty-eight euros).

The registered capital is divided into 115,140,688 fully-paid shares of a single class of common stock, nominal value 1 euro per share.

Article 7

Increase in Capital

The registered capital may be increased by any means and by any method provided by law.

Article 8

Paying Up of Shares

In the event of shares subscribed for in cash, the subscriber must pay at least one quarter of their par value at the time of their subscription and, if applicable, the entirety of any issue premium.

The remainder may be paid for in one or more installments upon decision of the Board of Directors and must be paid within the maximum time period imposed by the laws in effect at the time and in the proportions determined by the Board of Directors.

Calls for funds shall be brought to the attention of subscribers through publication at least six days prior to the date set for each payment in a journal of legal notices of the département in which the principal office is located and in the Bulletin des Annonces Légales Obligatoires or by registered letter with return receipt requested sent to the registered shareholders within the same time period, or by any other method authorized by law.

The Board of Directors may authorize early payment for shares under the conditions that it deems appropriate.

Any delay in the payment of sums owed shall automatically, and with no need for any formality, be subject to the payment of interest at the statutory rate, as of the due date, without prejudice to the personal action that the Company may bring against a defaulting shareholder and the enforcement measures provided by law.

Article 9

Reduction—Amortization of Registered Share Capital

An extraordinary shareholders meeting may decrease the registered share capital or may delegate to the Board of Directors the powers necessary for such decrease.  Under no circumstances may the decrease infringe on the equality of the shareholders.

The decision to reduce the registered share capital to a sum inferior to the legal minimum may only be made in the case of a share capital increase intended to bring the registered share capital to a sum at least equal to that minimum amount unless the Company is converted into a different corporate form.

If these provisions are not observed, any interested party may bring legal action to dissolve the Company.

However, the court may not pronounce the dissolution if, on the day of its judgment, the rectification has occurred.  The share capital may be amortized pursuant to the provisions of law.

Article 10

Form of Shares

Shares shall be in the form of registered or bearer shares, at the shareholder's discretion.

Until they are fully paid-up, shares may not be held in bearer form.

Shares shall give rise to an entry in an individual account under the conditions and according to the methods provided by current laws and regulations.

The Company may, at any time, in accordance with applicable legal and regulatory provisions then in force, request information from the central custodian of financial instruments the name or designation, nationality and address of the holders of bearer shares of the Company that confer, immediately or in the future, the right to vote at the Company’s shareholders meetings, and the quantity of shares held by each of them and, where applicable, any restrictions which may affect the securities.

Article 11

Indivisibility of Shares

Shares shall be indivisible with respect to the Company.  Joint-owners of shares shall be represented at shareholder meetings by one of them or by a common agent of their choice.  In the absence of any agreement between them as to the choice of an agent, such agent shall be appointed by Order of the Chief Judge of the Commercial Court ruling in chambers at the request of the more diligent joint-owner.

The voting right attached to a share shall belong to the beneficial owner at ordinary shareholders meetings and to the bare owner at extraordinary shareholders meetings.  However, shareholders may agree among themselves as to other ways of distributing the exercise of the voting rights at shareholders meetings.  In such a case, they must bring their agreement to the attention of the Company by registered letter sent to the principal office, and the Company shall be required to respect such agreement for any shareholders meeting that is held more than one month after the registered letter is sent; the postmark shall be proof of the sending date.  The shareholder's right to have access to corporate documents or to consult them may also be exercised by each joint owner of shares, by the beneficial owner and the bare owner of shares.

Article 12

Transfer of Shares

1.

Shares shall be transferable under the conditions and according to the methods provided by current laws and regulations.  Transfers shall be made from one account to another account.

Transfers of shares by an event that does not constitute a trade shall be accomplished upon proof of the conveyance pursuant to law.

2.

All shares, whether paid in cash or in kind, may be traded as of their issuance subject to statutory exceptions. In particular:

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in the event of a share capital increase, shares may only be traded upon the effectiveness of such an increase,

•

transfers of share that are not paid-up as required shall not be authorized.

Trading of shares to be offered, but not yet offered, shall be prohibited, unless legally excepted.

3.

Shares shall remain tradeable after the dissolution of the Company, up to the close of the liquidation.

Article 13

Rights and Obligations Attached to Shares

1.

Subject to any preferential rights that might be granted to one or more classes of shares that are created, each share entitles the holder thereof to an ownership right in the Company in proportion to the percentage of capital that such share represents and shall give the right to vote and be represented at shareholders meetings, under the legal conditions set by law and these statuts.

All shareholders shall have the right to be informed of the operations of the Company and to obtain certain corporate documents at the times and under the conditions provided by law and these statuts.

2.

Shareholders shall be liable for losses only to the extent of their capital contributions.

Subject to legal and statutory provisions, a majority of shareholders may not impose on shareholders an increase in liabilities.  The rights and obligations attached to a share shall be transferred with it to all future holders.

The ownership of a share shall automatically entail compliance with the decisions of shareholders meetings and to these statuts.

Heirs, creditors, successors in interest or other representatives of a shareholder may not, under any pretext, demand the affixing of seals onto corporate documents or assets, request the distribution or public sale of such assets, nor interfere in the administration of the Company.  To exercise their rights, they must rely on corporate procedures and the decisions of the shareholder meetings.

3.

Whenever it is necessary to possess a certain number of shares in order to exercise any right, in the event of exchange, consolidation or attribution of shares, or when there is a capital increase or decrease, merger or any other transaction, the shareholders possessing a number of shares inferior to the number required may exercise such rights only on the condition that they personally acquire the required number of shares.

4.

Any individual or legal entity, acting alone or in concert, who comes to possess directly or indirectly a number of shares representing more than one-twentieth, one-tenth, three-twentieths, one-fifth, one-fourth, one-third, one-half, two-thirds, eighteen-twentieths, or nineteen twentieths of the Company's capital stock or voting rights must inform the Company, within 5 trading days after the upward or downward crossing of the shareholding threshold, of the total number of shares in the Company that it possesses and the voting rights attached thereto.

It shall also so inform the Autorité  des Marchés Financiers or any authority taking the place of said Autorité within 5 trading days after the upward or downward crossing of the shareholding threshold.

If the aforementioned reporting obligations are not fulfilled, the shares exceeding the percentage that should have been reported shall be deprived of the voting right for any shareholders meeting that is held for two years after the date of rectification of the notification.

5.

In addition to the aforementioned legal obligation to inform the Company of the upward or downward crossing of the aforementioned thresholds of capital or voting rights, any individual or legal entity who, directly or indirectly, acting alone or in concert with others, acquires ownership or control of securities representing at least 2.5%, or any multiple of 2.5% up to 50%, of the Company's share capital or voting rights, or whose holdings fall below any such limit, must notify the Company, by registered letter with return receipt requested, of the total number of shares or voting rights that he holds within 5 trading days of such acquisition.

This declaration must be made, in the same manner, each time that a threshold of 2.5%, or any multiple of 2.5% up to and including 50%, of the Company's total share capital or voting rights is crossed.

The declaration mentioned above must also be made when the amount of share capital held falls below the thresholds set out in paragraph 5.

For each declaration indicated above, the purchaser must certify that the declaration made does indeed include all shares or voting rights held or possessed, pursuant to Article L. 233-7 of the Code de commerce.  It must also indicate the date(s) of acquisition or transfer of its shares.

Failure to comply with the notification provisions of this paragraph 5 may result in the suspension for up to two years of the voting rights attached to the shares exceeding the 2.5% threshold that should have been reported if requested in the minutes of a shareholder meeting by one or more shareholders holding equity securities representing at least 2.5% of the Company's share capital or voting rights.  The two-year suspension will begin to run upon rectification of the notification.

TITLE III

ADMINISTRATION AND AUDIT OF THE COMPANY

Article 14

Board of Directors

1.

Composition

The Company shall be administered by a Board of Directors of at least three members and at most fifteen, unless otherwise provided by law in the event of a merger.

The Directors shall be appointed and their positions renewed by an ordinary shareholders meeting, which may remove them at any time.

However, in the event of merger or split-up, the Directors may be appointed by an extraordinary shareholders meeting.

Directors may be individuals or legal entities.  Directors who are legal entities must, at the time of their appointment, designate a permanent representative, who shall be subject to the same conditions and obligations and who shall incur the same civil and criminal liability as if he were a Director on his own behalf, without prejudice to the joint and several liability of the legal entity that he represents.  This mandate of permanent representative shall be given to him for the duration of the mandate of the legal entity that he represents; it must be renewed whenever the mandate of the legal entity is renewed.

When the legal entity revokes its representative, it must so notify the Company, immediately, by registered letter and appoint a new permanent representative under the same terms; the same shall hold true in the event of death or resignation of the permanent representative.

An individual Director may not, under the conditions provided for by law, simultaneously sit on more than five boards of directors or supervisory boards of corporations that have their principal office in France, barring exceptions provided for by law.

Any individual Director who, when receiving a new mandate, is in violation of the provisions of the preceding paragraph, must, within three months of his appointment, relinquish one of his mandates.  Otherwise, he shall be considered to have relinquished his new mandate.

An employee of the Company may be appointed Director only if his employment contract predates his appointment and that the contract corresponds to an actual job.  The number of Directors bound to the Company by an employment contract may not exceed one third of the Directors in office.

2.

Age Limit - Term in Office

At no time may the number of Directors who have passed the age of seventy years exceed one half of the members of the Board of Directors.  If that limit is reached, the eldest Director other than the Chairman of the Board of Directors shall be considered to have resigned automatically.

Directors shall have a term of six years in office; the term shall expire at the end of the shareholders meeting that approves the accounts of the previous fiscal year, held in the year during which their mandate expires.

Directors may always be reelected.

3.

Vacancy of Seats - Cooptation

In the event of vacancy due to the death or resignation of one or more of the Directors, the Board of Directors may make temporary appointments between two shareholders meetings.

However, if only one or two Directors remain in office, he or they, or otherwise the auditor(s), must immediately convene the ordinary shareholders meeting to fill the remaining seats on the Board of Directors.

Provisional appointments made by the Board of Directors shall be subject to confirmation by the next ordinary shareholders meeting.  In the absence of such confirmation, the resolutions adopted and the acts accomplished previously by the Board of Directors shall remain valid nevertheless.

A Director appointed in replacement of another shall remain in office only for the unelapsed remainder of his predecessor's term in office.

Article 15

Shares of Directors

Each Director must own at least one share throughout his term in office.

If, on the day of his appointment, a Director does not own the requisite number of shares or if, during his term in office, he ceases to own them, he shall be considered to have resigned automatically if he fails to rectify that situation within three months.

Article 16

Chairman—Organization of the Board of Directors

1.

From among its individual members, the Board of Directors shall elect a Chairman and set his term of office, which term may not exceed his term in office as Director.

The Chairman may not be more than seventy-five years of age.  Should he pass that age, he shall be considered to have resigned automatically.

In the case of the temporary incapacity or death of the Chairman, the Board of Directors may appoint a Director to assume the role of Chairman.  Should the Chairman be temporarily incapacitated, this appointment is given for a limited duration and is renewable.  In the case of the death of the Chairman, this appointment shall last until the election of a new Chairman.

2.

The Chairman shall organize and supervise the work of the Board of Directors, for which he is accountable to the shareholders at the shareholders general meeting.  The Chairman shall watch over the running of the corporate bodies of the Company and, in particular, shall make sure that the Directors are capable of fulfilling their tasks.  The Chairman shall communicate to the Directors and auditors the list and the object of the agreements referred to by Article L. 225-39 of the Code de commerce.

3.

Should the Chairman be absent or unavailable to preside over a meeting of the Board of Directors, the Board of Directors shall appoint, for that meeting, one of its members present to chair the meeting.

4.

At each meeting the Board of Directors may appoint a secretary, who need not be one of its members or a shareholder of the Company.

5.

The Board of Directors may, if it deems necessary, adopt rules of procedure applicable to the Board and make any changes to such regulations it may deem desirable or necessary.

Article 17

Deliberations of the Board

The Board of Directors shall meet as often as the interest of the Company so dictates, upon notice from the Chairman.

The Chairman of the Board of Directors shall also, within the conditions provided for by law, call a meeting with such notice upon request of one-third of the Board's members, or of the Chief Executive Officer ("directeur général"), if the Chairman of the Board of Directors does not assume that position.  The Chairman is bound by the requests that are made in this manner.

The Board of Directors shall either meet at the principal office of the Company or at any other location indicated in the notice of meeting addressed to each Director by first class or registered mail, by facsimile or by electronic mail.

The Board of Directors may also meet upon verbal notice, and the agenda for such a meeting may remain unset until the actual time of the meeting if all the Directors in office are present at such meeting, or, as necessary, are present at the meeting via videoconference or any other methods authorized by law and the Directors agree to the agenda.

An attendance register shall be kept and signed by the Directors participating in a meeting of the Board of Directors.

One Director may authorize another Director to represent him at a meeting of the Board of Directors, but each Director may use, at any given meeting, only one of the proxies that he has received.  Proxies may be given by simple letter and even by telegram, but one and the same proxy may not be used for more than one meeting.

For deliberations to be valid, the presence in person and/or by videoconference of at least one half of the Directors shall be necessary.

Decisions shall be made by majority vote of members present, or, if the case arises, participating by videoconference, or duly represented; each Director present and/or participating by videoconference shall have one vote unless he is representing one of his colleagues, in which case he shall have two votes.

In the event of a tie vote, the vote of the Chairman of the meeting shall be decisive.

For all decisions where not prohibited by law, the Board of Directors may provide in its internal rules of procedure that Directors who participate in a meeting of the Board of Directors by videoconference will be considered present for the calculation of quorum and majority, in compliance with applicable legal and regulatory provisions.

At the Chairman's request, members of the Company's management and notably, the directeur général if not a Director, may attend meetings of the Board of Directors, with the right to speak in an advisory capacity.

Directors, as well as all persons called to attend meetings of the Board of Directors, are held to the highest level of discretion with regard to confidential information presented as such by the Chairman of the Board of Directors.

Article 18

Minutes

Deliberations of the Board of Directors shall be recorded in minutes, entered or bound into a special register, numbered, initialed and kept pursuant to regulations.

Minutes shall be signed by the Chairman of the meeting and by at least one Director.  Should the Chairman of the meeting be unavailable, they shall be signed by at least two Directors.

Copies or extracts of such minutes, in the event they are to be produced in courts of law or elsewhere, shall be validly certified by the Chairman of the Board of Directors, the directeur général, the Director temporarily delegated to act as Chairman or an agent empowered for such purpose.

Article 19

Powers of the Board of Directors - Committees

The Board of Directors shall determine the direction of the Company's business and oversee their implementation.

Within the limit of powers expressly allocated by law to the shareholders meetings, the Chairman of the Board of Directors or the directeur général, within the limit of the Company's corporate purpose, the Board shall take up all questions concerning the Company's affairs and settle all such business through its deliberations.

The Board shall carry out all inspections and review that it judges appropriate.  The Chairman or the Chief Executive Officer of the Company shall convey to each Director all documentation and information necessary to accomplish his mission .

Generally, the Board of Directors makes all decisions and exercises all its prerogatives which, by virtue of the legal and regulatory provisions in force or by the current statuts, come within its powers.

In relations with third parties, the Company shall be committed by the acts of the Board of Directors that are not within the corporate purpose, unless it proves that the third party was aware of the fact that the act exceeded such purpose or could not have been unaware of it, considering the circumstances.  Any decisions that would limit the powers of the Board of Directors shall not be invocable against third parties.

The Board of Directors may grant, to agents of its choosing, any delegation of powers to the extent that such powers are conferred by law and by these statuts.

The Board of Directors alone may decide to form committees to study questions that it or its Chairman submits for examination for the purposes of rendering an opinion.  It shall establish the composition and powers of such committees, which shall perform their activities under its responsibility.

Article 20

General Management

Delegation of Powers—Corporate Signature

1.

The general management of the Company shall be undertaken, and assumed as his responsibility, either by the Chairman of the Board of Directors, who shall take the title of Chairman and Chief Executive Officer, or by another individual appointed by the Board of Directors, which will determine the term of his office, who shall take the title of directeur général.

The Board of Directors shall choose between these two methods of exercising the general management of the Company by majority vote of two-thirds of its members present or represented.

Shareholders and third parties will be informed of the choice made by the Board of Directors in the manner provided for by law.

2.

The directeur général may be dismissed at any time by the Board of Directors.  If dismissal is without cause, costs for damages and related interest may arise, unless the directeur général is also Chairman of the Board of Directors.

3.

The directeur général shall be vested with the broadest powers to act under any circumstance on the Company's behalf.  He shall exercise these powers within the limits of the corporate purpose and subject to the powers expressly attributed by law to the shareholders meetings and the Board of Directors.

The directeur général represents the Company in its relations with third parties.  Any limitation on these powers decided by decision of the Board of Directors is not enforceable with regard to third parties.  In relations with third parties, the Company shall be committed by acts of the directeur général, not withstanding that such acts may not be within the corporate purpose, unless the Company proves that the third party was aware of the fact that the act exceeded such purpose or could not have been unaware of it, considering the circumstances, it being understood that the publication of these statuts alone does not suffice to constitute such proof.

The directeur général, as well as deputy directeurs généraux, may grant to the agents of their choosing any delegation of powers to the extent that such powers are conferred by law and by these statuts.  In accordance with Article 706-43 of the code of criminal procedure ("Code de procédure pénale"), the directeur général may delegate to any person of his choice the power to represent the Company in criminal proceedings which may be instituted against the Company.

4.

Upon the recommendation of the directeur général, the Board of Directors may appoint one or more natural persons, whether or not directors, to assist the directeur général under the title of deputy directeur général ("directeur général délégué").  The maximum number of directeurs généraux délégués that may be appointed is five.

5.

The directeur général and directeur généraux délégués must not be more than sixty-five years of age.  If the directeur général or a deputy directeur général in office comes to exceed that age, he shall be considered to have resigned automatically.

6.

Each deputy directeur général can be dismissed at any time by the Board of Directors, upon proposal from the directeur général.  If dismissal is without cause, costs for damages and related interest may result.  In the event of death, resignation or dismissal of the directeur général, any deputy directeur général shall retain, unless otherwise decided by the Board of Directors, his or her responsibilities and powers until the new directeur général is appointed.

In agreement with the directeur général, the Board of Directors determines the scope and duration of the powers vested in the each deputy directeur général.  With respect to third parties, each deputy directeur général shall have the same powers as the directeur général.

Article 21

Compensation of Directors, Chairman of the Board of Directors,

General Management, Agents of the Board of Directors and Committee Members

1.

Shareholders at shareholders meetings may allocate a fixed annual sum to the Directors, in compensation for their duties, through director's fees.

The Board of Directors shall distribute such compensation freely among its members.

2.

The compensation of the Chairman of the Board of Directors and the compensation of any directeur général shall be determined by the Board of Directors.  It may be fixed or proportional, or both.

3.

Under the conditions provided by law, the Board of Directors may allocate exceptional compensation for tasks or mandates entrusted to Directors.  The Board of Directors may also authorize the reimbursement for costs and expenses incurred by the Directors.

4.

No compensation, whether permanent or not permanent, may be paid to Directors other than those who are also members of the General Management and those bound to the Company by an employment contract under the conditions provided by law.

Article 22

Liability of Directors and General Management

The Directors or directeur général of the Company shall be liable to the Company or to third parties, for violations of applicable statutory and regulatory provisions governing corporations, for violations of these statuts, and for mismanagement, all under the conditions and subject to the penalties provided for by current laws.

Article 23

Regulated Agreements

All agreements entered into, directly or by intermediaries, between the Company and one of its Directors, its directeur général, one of its deputy directeur général, one of its shareholders holding more than 10% of voting rights, or in the case of a corporate shareholder, the company controlling it within the meaning of Article L.233-3 of the Code de commerce, shall be subject to prior authorization of the Board of Directors if the agreement is not within the ordinary course of business and does not contain normal business terms.

The same procedures apply to any other agreements, unless they are entered into in the ordinary course of business under normal business terms, in which one of the persons named in the above paragraph have an indirect interest.

Agreements made between the Company and another company shall also be subject to prior authorization, unless they are entered into in the ordinary course of business under normal business terms, if one of the Directors, the directeur général or one of the deputy directeurs généraux of the Company is the owner, general partner, manager, director, directeur général, member of the Supervisory Board or generally responsible for the management of such company.

Article 24

Independent Auditors

At least two principal independent auditors shall be appointed to perform the audits of the Company as provided under the law.

Their permanent task shall be to audit the books and the assets of the Company and to oversee the accuracy and genuineness of the corporate financial statements.  The independent auditors shall be excluded from the management of the Company.

At least two alternate independent auditors shall be appointed.  They shall be called to replace the principal independent auditors in the event of unforeseen difficulties, refusal, resignation or death.

The independent auditors must be summoned to all shareholders meetings and to the meetings of the Board of Directors in which the accounts of (i) the past fiscal year, or (ii) the semi current fiscal year, are drawn up.

TITLE IV

SHAREHOLDER MEETINGS

Article 25

Nature of Shareholders Meetings

The decisions of shareholders shall be made at shareholders meetings.

Ordinary shareholders meetings shall be those that are held to make any decisions that do not amend the statuts.

Extraordinary shareholders meetings shall be those called to decide or authorize direct or indirect amendments to the statuts.

Special shareholders meetings shall be held to assemble shareholders of a specific class, should one be created, to rule on a change in the rights pertaining to the shares in that class.

Deliberations of shareholders meetings shall be binding for all shareholders, even those who are absent, in disagreement or unavailable.

Article 26

Notice of Meeting and Procedure of Shareholder Meetings

Shareholders meetings shall be called either by the Board of Directors or, failing that, by the independent auditor(s), or by an agent designated by the Chief Judge of the Commercial Court ruling in chambers at the request of one or more shareholders together holding at least one-twentieth of the capital.

During the liquidation period, shareholders meetings shall be called by the liquidators.

Shareholders meetings shall be held at the principal office or at any other location indicated in the notice of meeting.

Notice shall be given by a summons published in a journal of legal notices of the département in which the principal office is located and in the Bulletin des Annonces Légales Obligatoires.

Shareholders who have held registered shares for at least one month on the date of publication of the notice of such meeting shall also be called to all shareholders meetings by regular mail or, at their request and at their expense, by registered letter or by any other means authorized by law.

Shareholders meetings may not be held fewer than 15 days after the notice of meeting is published or after the letter is sent to the registered shareholders.

When a shareholders meeting cannot duly deliberate, because it fails to meet the required quorum, a second shareholders meeting and, if required, an extended second shareholders meeting, shall be called under the same form as the first one and the notice of such meeting shall state the date of the first meeting and reproduce its agenda.

Article 27

Agenda

1.

The agenda for a shareholders meeting shall be drawn up by the Board of Directors, if notice of the meeting is made by the Board of Directors, or by the author of the notice if other than the Board of Directors.

2.

One or more shareholders, representing at least the required percentage of the registered capital, as well as the workers’ committee of the Company, shall have the authority to request, under applicable law and regulations then in force, that draft resolutions be placed on the agenda.

To that end, a notice of meeting shall be published in the Bulletin des Annonces Légales Obligatoires at least thirty days before the shareholders meeting.  Requests to have draft resolutions placed on the agenda must be sent within the time limits provided for by law. Shareholders shall be informed of the content of such drafts under the conditions provided for by the Law.

3.

A shareholders meeting may not deliberate on a matter that is not on the agenda, which agenda may not be changed on second convocation. However, in any instance, a shareholder meeting may remove one or more Directors and replace them.

Article 28

Admission to Shareholders Meetings - Proxies

1.

All shareholders shall have the right to participate personally or through an agent in shareholders meetings and deliberations, as soon as amounts due on their shares are paid-up and provided that:

•

for owners of registered shares: the shareholder is recorded in the accounts kept by the Company or its agent,

•

for owners of bearer shares: a certificat d'immobilisation, issued by a financial intermediary (bank, financial institution or brokerage firm) authorized to keep such accounts is filed, at the location indicated in the notice of meeting.

The deadline for these formalities shall be five days prior to the date of the shareholders meeting.

2.

Any shareholder may vote by correspondence using a form that may be sent to him under the conditions stated in the notice of the shareholders meeting.

This form, duly completed, must reach the Company at least three days before the date of the shareholders meeting; otherwise, the information set forth therein shall not be taken into account.

3.

A shareholder may be represented only by his spouse or by another shareholder holding a proxy.

Legal representatives of legally incapacitated shareholders and shareholders who are legal entities shall be represented by individuals authorized to represent them with respect to third parties or by any person to whom said individuals have delegated their power of representation; the representative need not be a shareholder himself.

4.

A shareholder not domiciled in France, within the meaning of Article 102 of the Code civil, may be represented at the shareholders meeting by an intermediary registered under the conditions set forth by the legal and regulatory provisions in force.  This shareholder is therefore considered present at the meeting for the calculation of a quorum and a majority.

5.

If the Board of Directors so decides when the meeting is called, any shareholder may participate and vote at meetings by videoconference or by other means of telecommunication permitting identification of the shareholder, under the conditions and following the methods provided for by the legal and regulatory provisions in force.  Such shareholder will therefore be present for the calculation of a quorum and a majority of the shareholders.

Article 29

Procedure of Shareholders Meeting - Officers - Minutes

1.

An attendance sheet shall be initialled by the attending shareholders and by the attending agents, to which shall be attached the proxies given to each agent as well as any absentee ballots.  It shall be certified as accurate by the officers of the shareholders meeting.

2.

Shareholders meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by a Director specifically delegated by the Board of Directors for that purpose.

If the meeting is called by the independent auditors or by court-appointed agents, the shareholders meeting shall be chaired by the author of the notice.  Otherwise, the shareholders meeting shall itself elect its Chairman.

Two shareholders, present and in agreement, who represent, both for themselves and as agents, the greatest number of votes shall act as vote counters.

The officers thus designated shall appoint a Secretary, who need not be a shareholder.

3.

Deliberations of shareholders meetings shall be recorded in minutes signed by the officers of the meeting and entered in a special register as prescribed by law.  Copies or extracts of such minutes shall be validly certified under the conditions set by law.

Article 30

Quorum—Vote

1.

The quorum shall be calculated based on all shares comprising the registered capital, except at special shareholders meetings, where it shall be calculated based on all shares of the class involved, less shares without voting rights as prescribed by law.

Nevertheless, a double voting right is attached to all fully paid-up shares for which a nominative registration is established for at least two years in the name of the same holder. In case of capital increase by incorporation of reserves, profits or premiums, this double voting right will be attached, on the date of their issue, to nominative shares newly allotted to a shareholder in consideration for its old shares entitling him to such right.

In the event of absentee voting, only ballots duly completed and received by the Company at least three days prior to the date of the meeting shall be taken into account for calculating the quorum.

2.

The voting right attached to beneficially-owned shares or bare-owned shares shall be proportional to the percentage of the capital that they represent.  Each share shall give the right to one vote.

3.

Voting shall be by show of hands, or by roll call, or secret ballot, as decided by the officers of the shareholders meeting or the shareholders.

As provided in Article 28 above, voters may also vote by absentee ballot, or if the case arises, by videoconference or by any other means of communication permitting the identification of the shareholder, and under conditions and following the methods provided for by legal and regulatory provisions in force.

In voting by absentee ballot, ballots that do not cast any vote or express an abstention, shall be considered as "no" votes.

Only absentee ballots duly completed and received by the Company at least three days prior to the date of the meeting shall be taken into account for calculating the majority.

Article 31

Ordinary Shareholders Meeting

An ordinary shareholders meeting shall make any decisions that exceed the powers of the Board of Directors and which do not amend the statuts.  An ordinary shareholders meeting shall meet at least once per year, within six months of the close of the fiscal year, to approve the capital and, as the case may be, the consolidated accounts of that fiscal year, subject to extension of this deadline by decision of a court of law.

Upon first notice, an ordinary shareholders meeting shall deliberate validly only if the shareholders present and represented, or voting by absentee ballot and, if the case arises, by videoconference or by any other means of communication permitting their identification, possess at least one-fifth of the shares with voting rights.  No quorum shall be required on the second notice.

An ordinary shareholders meeting shall rule by majority of votes of the shareholders present, represented or voting by absentee ballot and, if the case arises, by videoconference or by any other means of communication permitting their identification.

Article 32

Extraordinary Shareholders Meeting

An extraordinary shareholders meeting may amend any provisions of the statuts and notably may decide to convert the Company into a company of another civil or commercial form.  It may not, however, increase the liabilities of the shareholders unless it is the result of transactions involving a consolidation of shares validly effectuated.

An extraordinary shareholders meeting may deliberate validly only if the shareholders present or represented, or voting by absentee ballot and, if the case arises, by videoconference or by any other means of communication permitting their identification, possess at least, on first notice, one fourth of the shares and, on second notice, one fifth of the shares with voting rights.  In the absence of such quorum, the second extraordinary shareholders meeting may be postponed to a later date up to two months following the date for which it was called.

An extraordinary shareholders meeting shall rule by two-thirds majority of the votes of shareholders present, represented, or voting by absentee ballot and, if the case arises, by videoconference or by any other means of communication permitting their identification, except in the case of a statutory exception, notably when the capital is increased by incorporation of reserves, profits or issue premiums, in which case the shareholders meeting shall rule under the quorum and majority conditions of ordinary shareholders meetings.

In the case of extraordinary shareholders meetings that are constitutive in nature (i.e., those called to deliberate over the approval of a contribution in kind or the granting of a special benefit), the contributor or the beneficiary, whose shares shall not be taken into account for calculating the majority, shall have no right to vote for himself nor as agent.

Article 33

Special Meetings

If there are several classes of shares, no change may be made to the rights of the shares of one such class, without the due vote of an extraordinary shareholders meeting open to all shareholders and, in addition, without also a due vote of a special meeting open only to the owners of the shares of the class in question.

The special meeting may deliberate validly only if the owners of the shares of the class in question, present or represented, or voting by absentee ballot and, as the case may be, by videoconference or by any other means of communication permitting their identification, possess at least, on first notice, one third of the shares with voting rights and, on second notice, one fifth of the shares with voting rights.  In the absence of such quorum, the second meeting may be postponed to a later date up to two months following the date for which it was called.

Article 34

Shareholder Right of Disclosure

Any shareholder shall have the right to obtain, under the conditions and at the times set by law, disclosure of the documents necessary to enable him to make an informed decision and make a judgment as to the management and audit of the Company.  The nature of such documents and the conditions of their conveyance or disclosure shall be determined by law and regulations.

TITLE V

FISCAL YEAR  - ANNUAL FINANCIAL STATEMENTS

ALLOCATION AND DISTRIBUTION OF PROFITS - DIVIDENDS

Article 35

Fiscal Year

The fiscal year shall last for 12 months.  It shall commence on January 1 and end on December 31 of each year.

Article 36

Annual Financial Statements

Regular accounting shall be kept of the corporate transactions pursuant to law and commercial practice.

At the close of each fiscal year, the Board of Directors shall draw up an inventory of the various assets and liabilities.  It shall also draw up the annual financial statements and, as the case may be, the consolidated financial statements.

The Board of Directors shall draw up forecast accounting documents under the conditions prescribed by law.

All such documents shall be made available to the independent auditors as prescribed by law.

Article 37

Allocation and Distribution of Profits

In accordance with the law, a sum is to be placed in reserve from the profit of each year less previous losses.  Five percent (5%) shall be withdrawn to form the legal reserve fund; such withdrawal shall cease to be mandatory once said fund reaches one-tenth of the registered capital; it shall become mandatory once again when, for any reason, the legal reserve drops below that percentage.

The distributable profit shall consist of the fiscal year profit less prior losses and sums placed in reserve pursuant to the law or the statuts, plus retained earnings.

From the distributable profit, the shareholders at a shareholders meeting shall withdraw the sums deemed appropriate for allocation to any ordinary or extraordinary optional reserve funds, or for carry forward.

The balance, if any, shall be distributed among all the shares in proportion to the unamortized and paid-in amount thereof.

Except in the event of a decrease in capital, no distribution may be made to shareholders when the shareholders' equity is below, or as a result of such distribution might fall below, the level of equity (including reserves) which the law or the statuts do not allow to be distributed.

The shareholders at a shareholders meeting may decide to distribute sums withdrawn from the reserves that are at their disposal, either to furnish or complete a dividend, or as an exceptional distribution; in such case, the decision shall expressly state the reserve items from which the withdrawals are made.  However, dividends shall first be distributed from the fiscal year's distributable profit.

Following the approval of the accounts by the shareholders meeting, any losses shall be entered in a special account to be charged to the profits of subsequent fiscal years until the losses are paid off.

Article 38

Payment of Dividends

The payment procedures for cash dividends shall be set by the shareholders meeting or, failing that, by the Board of Directors.  In either case, cash dividends must be paid within a maximum period of nine months of the end of that fiscal year, unless otherwise authorized by a court order.

If a balance sheet prepared during the course of, or at the end of, an accounting period and certified by the independent auditors shows that the Company has made a profit since the closing of the previous accounting period and after deduction of any necessary amortization, depreciations and reserves, and after deduction of any losses carried forward from prior periods and the sums allocated to reserves, interim dividends may be distributed before the accounts for the financial year are approved. The amount of such interim dividends shall not exceed the amount of the profit thus defined.

The shareholders meeting that approves the fiscal year's financial statements shall have the authority to give each shareholder, pursuant to French law, the option of payment in cash or in stock for all or part of the dividend or interim dividends distributed.

The Company may not demand any recovery of a dividend, unless the distribution was made in violation of law and if the Company establishes that the beneficiaries were aware of the irregular nature of such distribution at the time it was made or could not have been unaware of it considering the circumstances.

The action for recovery shall be barred three years after the payment of such dividends.  Dividends not claimed within five years of their payment lapse.

TITLE VI

SERIOUS LOSSES - DISSOLUTION - LIQUIDATION

Article 39

Shareholders' Equity Less than Half of Registered Capital

If, due to losses recorded in the accounts, the Company's shareholders' equity becomes less than one half of the registered capital, the Board of Directors must, within four months following the approval of the financial statements showing such losses, call an extraordinary shareholders meeting to decide whether it is appropriate to dissolve the Company early.

If the dissolution is not pronounced, subject to the statutory provisions regarding minimum registered capital and within the time period set by law, the registered capital must be reduced by an amount equal to the amount of the losses that could not be charged to the reserves, if within that time period the shareholders' equity has not been restored to a value at least equal to one half of the registered capital.

In all cases, the decision of the shareholders meeting must undergo the publication formalities required by applicable regulations.

If these provisions are not observed, any interested party may bring legal action to dissolve the Company.  The same shall hold true if the shareholders have been unable to deliberate validly.

In any event, a court may not pronounce the dissolution if, on the day of its judgment on the merits, the rectification has occurred.

Article 40

Dissolution - Liquidation

Aside from a dissolution of the Company provided by law, and barring proper extension, the Company shall be dissolved (i) at the end of the time period set by the statuts or (ii) pursuant to a decision of an extraordinary shareholders meeting.

One or more liquidators shall then be appointed by the extraordinary shareholders meeting under the quorum and majority conditions provided for ordinary shareholders meetings.

The liquidator shall represent the Company.  All Company assets shall be sold off and the liabilities shall be paid by the liquidator, who shall be vested with the broadest powers.

The liquidator shall then distribute the available balance.

The shareholders meeting may authorize the liquidator to continue the business in progress or to undertake new business for the needs of the liquidation.

The net assets existing after paying back the nominal value of the shares shall be distributed equally among all shareholders.

If all shares are held by one party, any decision as to dissolution, whether it is voluntary or court-ordered, shall entail the transfer of the corporate assets to the single shareholder, under the conditions provided by law, and there shall be no need for liquidation.

TITLE VII

DISPUTES

Article 41

Disputes

Any disputes that might arise during the existence of the Company or after its dissolution during the course of the liquidation transactions, either between the shareholders, the administrative or management bodies and the Company, or between the shareholders themselves, concerning the business of the Company or the interpretation or performance of these statuts, shall be adjudged pursuant to law and brought before the appropriate French courts of law.